Exhibit 10.23
SUBLEASE
(Arastra, Inc.)
          THIS SUBLEASE (this “Sublease”) is made as November 30, 2006, by and between THOMAS WEISEL PARTNERS GROUP INC., a Delaware corporation (“Sublessor”) and ARASTRA, INC., a California corporation (“Sublessee”).
          The parties enter this Sublease on the basis of the following facts, understandings and intentions:
          A. Sublessor, as successor in interest to Thomas Weisel Partners Group LLC, a Delaware limited liability company, is the tenant under that certain Lease dated as of February 24, 2000 (the “Original Lease”), as amended by that certain First Amendment to Office Lease, dated March 21, 2000, and as amended by that certain Second Amendment to Office Lease dated December 18, 2000 (as amended, the “Master Lease”) between Sublessor and MIDDLEFIELD PARK, a California general partnership (“Landlord”), of premises more particularly described therein located on the third floor of Building A, 275 Middlefield Road, Menlo Park, California (the “Building”);
          B. Sublessor represents that a true and correct copy of the Master Lease is attached hereto as Exhibit A;
          C. The premises to be sublet pursuant to this Sublease includes approximately five thousand thirteen (5013) net rental square feet of space consisting of a portion of the 3rd Floor of the Building (hereinafter the “Subleased Premises, as more particularly set forth on Exhibit B attached hereto; and
          D. Sublessor desires to sublease to Sublessee the Subleased Premises, and Sublessee desires to sublease the Subleased Premises from Sublessor pursuant to the terms and conditions hereof.
          NOW, THEREFORE, the parties agree as follows:
          1. Agreement to Sublease. Subject to the terms and conditions of this Sublease and to Landlord’s consent, Sublessor hereby subleases to Sublessee and Sublessee subleases and hires from Sublessor the Subleased Premises, together with all of Sublessor’s right, title and interest in and to the personal property of Sublessor listed and scheduled on Exhibit C attached hereto (the “Personal Property”), for a term commencing on the later to occur of: (i) Sublessor’s delivery of possession of the Subleased Premises, or (ii) Landlord’s consent to this Sublease as set forth in Section 13 below, or (iii) January 1, 2007 (the “Commencement Date”) and ending on December 17, 2010.
          2. Rent and Additional Charges.
          a. Subject to the provisions of Section 3.c, Sublessee shall pay to Sublessor as rent (“Base Rent”) for the Subleased Premises in advance on the first day of each calendar month during the term of this Sublease commencing on the Commencement Date Fourteen Thousand Six Hundred Fifty-Seven and 15/100 Dollars ($14,657.15). On each anniversary of the Commencement Date (the “Adjustment Date”), the Base Rent shall be adjusted upward by three percent (3%) of the Base Rent payable for the immediately preceding year.
          b. Sublessee shall also be responsible, and pay, for any additional charges and expenses (“Additional Rent”) imposed by Landlord pursuant to the terms of the Master Lease applicable to the Subleased Premises. In addition, Sublessee shall be responsible for all other expenses related specifically to Sublessee’s use and occupancy of the Premises (e.g., after-hours HVAC, additional cleaning, excess utilities, etc.).

          4. Master Lease Terms.
          a. Except as expressly amended hereby, this Sublease is subject to all of the terms and conditions of the Master Lease and Sublessee hereby covenants and agrees to perform all of the obligations of Sublessor as Tenant under the Master Lease to the extent said terms and conditions are applicable to the Subleased Premises and Sublessee shall be entitled to all of the rights of Sublessor under the Master Lease to the extent said terms and conditions are particularly applicable to the Subleased Premises, including a pro rata share of parking and signage rights. The rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Subleased Premises, provided the words “Landlord” and “Tenant” in the Master Lease will be deemed to refer to Sublessor and Sublessee, respectively. Sublessee shall be entitled to receive all services to be rendered by Landlord to the Sublessor under the Master Lease applicable to the Subleased Premises; provided Sublessor shall have no obligation to provide such services, but only to cooperate with Sublessee and use commercially reasonable, good faith efforts to cause Landlord to provide such services. Sublessee shall not commit, nor permit to be committed on the Subleased Premises, any act or omission which would violate any term or condition of the Master Lease or be cause for termination of the Master Lease by Landlord. Sublessee recognizes that Sublessor is not in a position to render any services or to perform any of the obligations required of Landlord under the terms of the Master Lease. Sublessee agrees that performance by Sublessor of its obligations under this Sublease may be conditioned upon performance by Landlord of its corresponding obligations under the Master Lease, and Sublessor will not be liable to Sublessee for any default of Landlord under the Master Lease or any sublessee under any other sublease. Upon Sublessee’s request, Sublessor shall make reasonable efforts to cause Landlord to perform its obligations under the Master Lease. Such efforts shall include, without limitation, upon Sublessee’s request, (a) immediately notifying Landlord of its non-performance under the Master Lease and requesting that Landlord perform its obligations under the Master Lease, and/or (b) after the date that Sublessee subleases the entire Subleased Premises, assigning Sublessor’s rights under the Master Lease to Sublessee to the extent necessary to permit Sublessee to institute legal proceedings against Landlord to obtain the performance of Landlord’s obligations under the Master Lease; provided, however, that if Sublessee commences a lawsuit or other action, Sublessee shall pay all costs and expenses incurred in connection therewith.
          b. Sublessor represents to Sublessee that the Master Lease represents that entire agreement between Landlord and Sublessor respecting the subject matter thereof, is in full force and effect, and that no default or event that, with the passing of time or the giving of notice or both, would constitute a default, exists on the part of Sublessor, or, to Sublessor’s knowledge, the Landlord. Sublessor agrees to maintain the Master Lease in full force and effect, except to the extent that any failure to maintain the Master Lease is due to the failure of Sublessee to comply with any of its obligations under this Sublease. Sublessor shall not amend or modify the Master Lease in such a manner as to materially adversely affect Sublessee’s use of the Subleased Premises or increase the obligations or decrease the rights of Sublessee hereunder, without the prior written consent of Sublessee, which may be granted or withheld at Sublessee’s sole discretion.
          5. Condition of Subleased Premises. Notwithstanding anything to the contrary in the Master Lease, Sublessee accepts the Subleased Premises in their “AS IS” condition, provided Sublessor shall have the carpets professionally cleaned. Sublessee acknowledges and agrees that neither Sublessor nor Landlord has undertaken any obligation to make or agreed to make any alterations or improvements to the Subleased Premises for Sublessee’s use or occupancy thereof. Any alterations and addition to the Subleased Premises made by Sublessee shall be made in accordance with the Master Lease, and shall be subject to prior written approval by Sublessor and Landlord as provided therein. At the expiration of the Sublease Sublessee shall leave the Subleased Premises in broom clean condition and otherwise in the condition called for in the Master Lease. Notwithstanding the foregoing, in no event shall Sublessee be required to remove or replace any alterations, additions or improvements that were constructed prior to the Commencement Date of this Sublease.
          6. Deposit. Concurrent with Sublessee’s execution of this Sublease, Sublessee shall deliver to Sublessor a deposit (the “Security Deposit”) in the amount of Fifty Eight Thousand Six Hundred Twenty-Eight Dollars ($58,628.60). The deposit shall be returned to Sublessee, less any amounts used by Sublessor to cure defaults by Sublessee hereunder, within 30 days following of the expiration of the term, without interest. Sublessor shall have no obligation to keep the Security Deposit in a separate account, and shall have the right to apply the deposit to cure any default of Sublessee hereunder, in which case Sublessee shall promptly replenish the Security Deposit to its original amount.
          7. Default. The occurrence of any of the following shall constitute a default by Sublessee under this Sublease:
          a. The failure to perform any covenant, liability or obligation, as and when performance is due, under this Sublease, where such failure continues in excess of three (3) days following notice of any monetary default or where such failure continues in excess of twenty (20) days following notice of any non-monetary default, unless the same cannot reasonably be cured within said twenty (20) day period, in which event Sublessee shall be deemed to not be in default if Sublessee commences to cure within 20 days and thereafter diligently prosecutes such cure to completion; and
          b. The occurrence of any Event of Default, as that term is defined in the Master Lease.
          The occurrence of any default by Sublessee under this Sublease shall entitle Sublessor to each and all of the rights and remedies afforded Landlord upon the occurrence of an Event of Default under the Master Lease. If Sublessor fails to pay any sum of money to Landlord, or fails to perform any other act on its part to be performed under the Master Lease or this Sublease, then Sublessee may, but shall not be obligated to, make such payment or perform such act. All such sums paid, and all reasonable costs and expenses of performing any such act, shall be payable by Sublessor to Sublessee upon demand.
          8. Indemnity. Sublessee agrees to defend, indemnify and hold Sublessor and Landlord free and harmless from and against any and all claims, loss liability or demand for injury or death to persons or damages to property occurring in, on or about the Subleased Premises, except for such claims, loss, liability or demand which are due solely to the gross negligence or willful misconduct of Sublessor or its employees or agents.
          9. Insurance. As at the Commencement Date, Sublessee agrees to secure, at its expense, the public liability and property damage insurance with respect to the Subleased Premises required to be obtained by Tenant under the Master Lease from an insurer meeting the standards thereof. Sublessor and Landlord shall be named as additional insureds in said policy or policies, and Sublessee agrees to provide Sublessor and Landlord with a certificate of insurance or other suitable evidence of said insurance. Sublessee hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sublessor, Landlord and the officers, employees, agents and representatives of Sublessor or Landlord on account of lessor damage occasioned to Sublessee or its property or the properties of others under its control caused by fire or any of the extended coverage risks described in the Master Lease to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Sublessee shall give notice to its insurance carrier or carriers of the foregoing waiver of subrogation.
          10. Notices. All notices or demands of any kind required or desired to be given by Sublessor or Sublessee hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to the Sublessor or Sublessee respectively, at the addresses set forth after their signatures at the end of this Sublease. In the event any written default notice from the Landlord is delivered to, or is otherwise received by, Sublessor, Sublessor shall, as soon thereafter as possible, but in any event within three (3) days, deliver a copy of such notice to Sublessee.
          11. Right of Direct Tenancy. Sublessor reserves the right to assign its interest hereunder to Landlord, in which case this Sublease shall become a direct lease between Landlord and Sublessee. At Landlord’s election , in the event that the new lease accurately reflects the terms and conditions of this Sublease, Sublessee shall thereafter execute such new lease.

          12. Entire Agreement. All prior understandings and agreements between Sublessor and Sublessee are supersede by and merged in this Sublease, which alone fully and completely sets forth the understanding of Sublessor and Sublessee. This Sublease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Sublessor and Sublessee and consented to in writing by Landlord.
          13. Consent of Landlord. Landlord’s written consent to this Sublease in accordance with the terms of the Master Lease is a condition precedent to the validity of the Sublease. If Landlord’s consent has not been obtained in a form acceptable to Sublessee, in its reasonable discretion, and a copy of that consent delivered to Sublessee by the thirtieth (30th) day following the date of this Sublease, each party shall thereafter have the ongoing right, subject to the terms of this Section 13, to terminate this Sublease pursuant to a notice (the “Termination Notice”) so stating delivered to the other party. If Sublessor fails to deliver to Sublessee the consent of Landlord to this Sublease within ten (10) days following delivery of the Termination Notice (the “Termination Date”), this Sublease shall automatically terminate and the parties shall be released from any further obligations under this Sublease and the prepaid Sublease Rent and Security Deposit shall be promptly returned to Sublessee. If, however, Sublessor delivers to Sublessee the consent of Landlord on or before the Termination Date, the condition subsequent set forth in this Section 13 shall be satisfied and this Sublease shall continue in full force and effect. In the event that Sublessee desires to make any alterations or improvements, or otherwise take any action that will require the consent of Landlord and Sublessor, then Sublessor shall (i) use reasonable and diligent efforts to obtain such consent of Landlord, and (ii) shall not unreasonably withhold its consent.
          14. Broker. Subtenant and Sublandlord represent that they have not dealt with any broker in connection with this Amendment other than Cornish and Carey Commercial (the “Broker”). Each party agrees to indemnify, defend and hold harmless the other from and against any liability, claims, suits, demands, judgments, costs, losses, interest and expenses (including reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any claims made by any person, firm or corporation other than the Brokers for any commission, expense or other compensation as a result of the execution and delivery of this Amendment, which is based on alleged conversations or negotiations by said person, firm or corporation with the indemnifying party. Sublandlord shall pay Cornish and Carey Commercial a brokerage commission pursuant to a separate agreement.
          IN WITNESS WHEREOF, the parties hereto have executed this Sublease on the day and year first above written.

SUBLESSOR		SUBLESSEE

THOMAS WEISEL PARTNERS GROUP INC.		ARASTRA, INC.

BY:	/s/ Shaugn Stanley	BY:	/s/ Kenneth Duda

	ITS: Partner		ITS: Acting President

One Montgomery Tower, 37th Floor
San Francisco, CA 94104
Attn: Real Estate Notices